Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO William S. Dickey, Executive Vice President/COO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ACQUIRES

PETROLEUM PRODUCTS TERMINALS

Monday, December 19, 2005	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (NYSE: TLP) today announced that it purchased a petroleum products terminal from Magellan Pipeline Company, L.P. (“Magellan”) in Oklahoma City, Oklahoma effective October 31, 2005, and has reached an agreement to purchase two petroleum products terminals in Mobile, Alabama from an indirect wholly-owned subsidiary of TransMontaigne Inc. (“TMG”) effective January 1, 2006.

“These transactions demonstrate TLP’s growth strategy whereby we intend to purchase assets both from third parties, as well as from our general partner, TMG.” said Donald H. Anderson, Chairman.  Mr. Anderson continued, “With the combination of our solid financial performance since going public on May 27, 2005, and the expected increase in distributable cash flow from these two transactions, we intend to increase the quarterly distribution by $0.03 per unit to $0.43 per unit, beginning with distributions for the quarter ending March 31, 2006.  Our annual distribution will increase to $1.72 per unit.”

•                  The Oklahoma City terminal has storage capacity for approximately 150,000 barrels of gasoline and low sulfur diesel.  The purchase price was approximately $2.0 million.

•                  The Mobile, Alabama terminals will be acquired in accordance with TLP’s right to acquire from TMG any qualified petroleum products terminals within two years of their acquisition by TMG.  TMG acquired these terminals in connection with its acquisition of a third party on August 1, 2005.  The Mobile, Alabama terminals have storage capacity for approximately 240,000 barrels of low sulfur diesel, high sulfur diesel, No. 6 oil and various lube oils.  The purchase price will be approximately $18.0 million.

TLP expects to utilize additional borrowings under its $75 million senior secured credit facility to finance the cost of these two transactions.

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

TransMontaigne Partners L.P. is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations currently in Florida, Southwest Missouri and Northwest Arkansas.  We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.  Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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